Exhibit 99.1

FOR IMMEDIATE RELEASE

Molecular Insight Pharmaceuticals, Inc. Announces Second Quarter 2010

Financial and Operational Results

Cambridge, MA, August 4, 2010 – Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI), a biopharmaceutical company discovering and developing targeted therapeutic and imaging radiopharmaceuticals for use in oncology, today announced the financial and operational results for the second quarter ended June 30, 2010.

Financial Highlights

Second Quarter Results

For the second quarter 2010, the Company reported a net loss of $17.3 million, compared to a net loss of $16.6 million in the second quarter of 2009. The increase in net loss is attributable to the increase in operating expenses of $0.6 million and increase in other expenses of $0.3 million offset by an increase in grant revenues of $0.2 million. Operating expenses were $12.3 million in the second quarter of 2010, an increase of five percent from the second quarter of 2009, primarily due to a decrease in research and development expenses of $0.4 million offset by an increase in general and administrative expenses of $0.8 million.

Research and development expenses were $6.7 million, as compared to $7.1 million for the same period last year. The decrease is primarily due to decreased payroll costs as a result of a reduction in headcount.

General and administrative expenses were $5.5 million for the second quarter of 2010, compared to $4.7 million in the second quarter of 2009. This increase primarily reflects increased legal and consulting fees incurred in connection with ongoing discussions and negotiations with our Bond holders regarding the restructuring of our debt obligations. This increase was offset by decreases in compensation and personnel-related expenses due to a reduction in headcount and decreases in depreciation and facility costs.

Year-to-Date Results

For the six months ended June 30, 2010, Molecular Insight reported a net loss of $34.8 million, or $1.38 per share, compared to $31.9 million, or $1.27 per share, in 2009. The increase in net loss is attributable to the increase in operating expenses of $3.0 million and increase in other expenses of $0.4 million offset by an increase in grant revenues of $0.5 million. Operating expenses increased 14 percent, primarily due to increases in research and development expenses of $1.1 million and in general and administrative expenses of $1.8 million.

Research and development expenses were $14.2 million in 2010, compared to $13.1 million for 2009. The $1.1 million increase is primarily attributable to costs incurred in our ongoing pivotal Phase 2b clinical trial for Azedra™ and to an increase in grant-related activities, offset by reduced clinical activities and costs for Onalta™ and Solazed™.

General and administrative expenses were $10.9 million in 2010, compared to $9.1 million in 2009. This increase primarily reflects increased legal and consulting fees incurred in connection with ongoing discussions and negotiations with our Bond holders regarding the restructuring of our debt obligations. This increase was offset by decreases in compensation and personnel-related expenses due to a reduction in headcount and decreases in depreciation and facility costs.

Molecular Insight Pharmaceuticals, Inc. Announces Second Quarter 2010 Financial and Operational Results

At June 30, 2010 the Company had approximately $34.6 million in cash, cash equivalents, and short-term investments, 25,268,327 shares of common stock outstanding and $194.4 million of Senior Secured Bonds and accrued and unpaid interest.

Operational Update

•

At the Advances in Neuroblastoma Research Conference in Stockholm in June 2010, Molecular Insight presented positive data from an Azedra Phase 2a clinical trial in neuroblastoma. The study defined safety, toxicity, dosing and response data that supported proceeding to a pivotal Phase 2 clinical trial.

•	Two peer-reviewed journals published positive trial data of two Molecular Insight products.

•	The April Journal of Clinical Oncology reported results from a Phase 2 clinical trial of 90 patients that showed treatment with Onalta improved symptoms associated with metastatic carcinoid tumors.

•

The July Journal of the American College of Cardiology published Phase 2 Zemiva™ detailed data announced in 2009. Researchers confirmed that the addition of Zemiva imaging data to initially available clinical information contributes to the early diagnosis and evaluation of Acute Coronary Syndrome.

•

In June, the Company presented nonclinical data demonstrating the utility of the Company’s novel radiopharmaceutical compounds for the molecular imaging of prostate and other tumors at the Society of Nuclear Medicine (SNM) annual meeting in Salt Lake City. Molecular Insight received SNM’s 2010 Berson-Yalow Award for a study demonstrating the potential of Molecular Insight’s compound 99mTc-MIP-1340 to provide accurate imaging of metastatic prostate cancer. The Berson-Yalow Award honors originality and research that makes the most significant contributions to basic or clinical radioassay science.

Conference Call

The Company expects to host its next conference call upon the conclusion of debt restructuring discussions with its Bond holders.

About Molecular Insight Pharmaceuticals, Inc.

Molecular Insight Pharmaceuticals is a clinical-stage biopharmaceutical company and pioneer in molecular medicine. The Company is focused on the discovery and development of targeted therapeutic and imaging radiopharmaceuticals for use in oncology. Molecular Insight has five clinical-stage candidates in development. For further information on Molecular Insight Pharmaceuticals, please visit www.molecularinsight.com.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our product strategy, our clinical trials, positive potential of our compounds, and continuing discussions and negotiations with our Bond holders regarding the restructuring of our debt obligations. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, risks and uncertainties related to the progress, timing, and results of our negotiations with the Bond holders regarding the debt restructuring, risks related to product development and clinical trial design, performance and completion, and the additional risks discussed in filings with the Securities and Exchange Commission (SEC). The Company’s SEC filings are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov. Press releases for Molecular Insight Pharmaceuticals, Inc. are available on our website: http://www.molecularinsight.com. If you would like to receive press releases via e-mail, please contact: investor@molecularinsight.com. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

Molecular Insight Pharmaceuticals, Inc. Announces Second Quarter 2010 Financial and Operational Results

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Contact:

Investors

Chuck Abdalian

Senior Vice President of Finance

Chief Financial Officer

(617) 871-6618

cabdalian@molecularinsight.com

Media

Martin A. Reynolds

Manager

Corporate Communications

(617) 871-6734

mreynolds@molecularinsight.com

Susan Pietropaolo

BCC Partners

(201) 923-2049

spietropaolo@bccpartners.com

Molecular Insight Pharmaceuticals, Inc. Announces Second Quarter 2010 Financial and Operational Results

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts and except weighted average shares)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Revenue:
Research and development grants	$137	$302	$349	$897
License and product	—	—	—	—

Total revenues	137	302	349	897

Operating expenses:
Cost of product revenue	—	101	—	144
Research and development	7,064	6,713	13,112	14,192
General and administrative	4,689	5,492	9,090	10,889

Total operating expenses	11,753	12,306	22,202	25,225

Loss from operations	(11,616)	(12,004)	(21,853)	(24,328)

Total other expenses, net	(5,003)	(5,326)	(10,021)	(10,476)

Net loss	$(16,619)	$(17,330)	$(31,874)	$(34,804)

Basic and diluted net loss per share	$(0.66)	$(0.69)	$(1.27)	$(1.38)

Weighted average shares used to calculate basic and diluted net loss per share	25,176,379	25,235,420	25,138,850	25,235,420

Non-cash stock-based compensation included in:
Research and development	$531	$600	$743	$901
General and administrative	447	254	728	527

Total stock-based compensation	$978	$854	$1,471	$1,428

Molecular Insight Pharmaceuticals, Inc. Announces Second Quarter 2010 Financial and Operational Results

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	As of December 31, 2009	As of June 30, 2010
Cash and cash equivalents	$15,467	$12,565
Investments	48,515	22,011
Accounts receivable, prepaid expenses and other current assets	1,553	6,121
Debt issuance costs — net	4,527	3,806
Property and equipment — net	4,044	4,383
Restricted cash	500	500

Total assets	$74,606	$49,386

Other current liabilities	$9,762	$7,923
Other long-term liabilities	478	658
Deferred revenue	25	25
Bond payable, net of discount	174,838	184,651

Total liabilities	185,103	193,257
Total stockholders’ deficit	(110,497)	(143,871)

Total liabilities and stockholders’ deficit	$74,606	$49,386

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2009	2010
Cash, cash equivalents and investments — beginning of year	$105,786	$63,982
Net cash burn	(23,418)	(29,406)

Cash, cash equivalents and investments — end of period	$82,368	$34,576

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